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                            Silverleaf Resorts, Inc.
                             1221 River Bend Drive
                                   Suite 120
                              Dallas, Texas 75247
                                 (214) 631-1166


                                                                   EXHIBIT T3E.6


May 4, 2004


Dear Noteholder:

         Silverleaf Resorts, Inc. (the "Company") is proposing to offer the holders of its 6% Senior Subordinated Notes Due 2007 (the "Old Notes") the opportunity to exchange their Old Notes for newly issued 8% Senior Subordinated Notes Due 2010 (the "Exchange Notes"). A successful completion of the Exchange Offer is expected to permit the Company to obtain needed access to the capital markets and thereby obtain required financing for its future operations and to refinance its existing senior credit facilities. The Company is offering to increase from 6% to 8% the interest paid annually on the outstanding principal amount of indebtedness owed to each exchanging holder; however, in order to obtain the higher interest rate, each exchanging holder must agree to extend the date on which the Company must repay each holder's principal from April 1, 2007 to April 1, 2010. A minimum of 80% in principal amount of the Old Notes outstanding must be tendered in order for the Exchange Offer to be consummated. The attached Offer to Exchange (the "Offer to Exchange") explains the transaction and the exchange process in detail, and I encourage you to review these materials thoroughly before reaching a decision.

         For each $500 principal amount of Old Notes tendered, the Company is offering in exchange $500 in principal amount of Exchange Notes, which will bear interest at a rate of 8% per annum from the date of issuance until maturity at April 1, 2010. Exchanging holders are each being paid an additional interest payment (the "Additional Interest Payment") in an amount equal to the accrued interest on each Old Note exchanged from April 1, 2004 through the day immediately before the effective date of the Exchange Offer. Any Old Notes not tendered will continue to accrue interest at 6% and mature on April 1, 2007.


         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

         THE OFFER TO EXCHANGE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 2004, UNLESS THE OFFER IS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.



                                            Sincerely,



                                            Robert E. Mead
                                            Chairman and Chief Executive Officer
                                            Silverleaf Resorts, Inc.